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                                                                     EXHIBIT 3.5


                      TERMINATION AND AMENDMENT AGREEMENT

TERMINATION AND AMENDMENT AGREEMENT (the "AGREEMENT") dated as of January 10, 2005 between Assurant, Inc., a Delaware corporation (D/B/A Assurant Group) (the "COMPANY") and Fortis Insurance N.V., a company with limited liability incorporated as naamloze vennootschap under Dutch law ("FORTIS INSURANCE").


                             W I T N E S S E T H :

     WHEREAS, the parties hereto have heretofore entered into a Shareholders' Agreement dated as of February 10, 2004 (the "SHAREHOLDERS' AGREEMENT") and a Registration Rights Agreement dated as of February 10, 2004 (the "REGISTRATION RIGHTS AGREEMENT").

     WHEREAS, Fortis Insurance owns 50,199,130 shares of common stock, par value $0.01 per share, of the Company ("COMMON STOCK");

     WHEREAS, simultaneously with the execution and delivery of this Agreement, Fortis Insurance is offering Common Stock to the public in an underwritten secondary offering (the "OFFERING") registered under the Securities Act of 1933 pursuant to a registration statement on Form S-1, File No. 333-121820; and

     WHEREAS, the parties hereto desire to terminate the Shareholders' Agreement in its entirety and to amend certain provisions of the Registration Rights Agreement, in each case effective upon the closing of the Offering.

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1.01.  Termination of the Shareholders Agreement.  Pursuant to
Section 4.03 of the Shareholders' Agreement, the parties hereto agree that, effective upon the closing of the Offering, the Shareholders' Agreement be and hereby is terminated with no further force or effect; provided however if the Offering does not close for any reason, the Shareholders' Agreement shall remain in full force and effect.

     Section 1.02.  Amendment of the Registration Rights Agreement.  Pursuant to
Section 5.02 of the Registration Rights Agreement, the parties hereto agree that, effective upon the closing of the Offering, the Registration Rights Agreement be and hereby is amended as follows:

     (i) Section 2.01(f) shall be deleted in its entirety and the following clause inserted in lieu thereof:

     "In the event that any registration pursuant to Section 2.01(a) shall involve, in whole or in part, an underwritten offering, the Company shall select the lead managing underwriter or underwriters and bookrunner or
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     bookrunners for such underwritten offering (after consultation with the
     Requesting Holder).";

     (ii) Section 2.06 shall be deleted in its entirety and the following clause inserted in lieu thereof:

     "With respect to any offering publicly announced by the Company or a holder of Registrable Securities prior to January 10, 2005, except as otherwise provided herein, the Company shall pay all Registration Expenses (exclusive of underwriting discounts and commissions, if any) with respect to any such offering. Each of the Company and each holder of Registrable Securities shall pay its own expenses with respect to any subsequent offering (or proposed offering) hereunder, provided, however, that the relevant holder or holders of Registrable Securities shall also pay their proportional share of the items set forth in clauses (ii), (iii), (iv), (v), (viii), (ix) and (xi) of the definition of "Registration Expenses"."; and

     (iii) Section 2.08 shall be terminated and of no further force or effect;

provided however that if the Offering does not close for any reason, the Registration Rights Agreement shall remain in full force and effect without giving effect to the foregoing provisions of this Section 1.02.

     Section 1.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be performed entirely within such state.

     Section 1.04. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     Section 1.05. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        ASSURANT, INC.
                                        By: _____________________________
                                            Name:
                                            Title:


                                        FORTIS INSURANCE N.V.
                                        By: _____________________________
                                            Name:
                                            Title:


                                        By: _____________________________
                                            Name:
                                            Title: